Exhibit 2
Regulatory News
REG-Micro Focus Int plc Completion of Acquisition
Released: 27/07/2009
com: 20090727: Rnsa3513W
RNS Number : 3513W
Micro Focus International plc
27 July 2009
Micro Focus International plc completes acquisition of Borland Software Corporation
Following the required regulatory filings made in Delaware today, Micro Focus International plc (MCRO.L, “Micro Focus” or “the Group”) has now completed the acquisition of Borland Software Corporation (“Borland”) (the “Acquisition”).
The Acquisition, when combined with the Application Testing / Automated Software Quality (“ASQ”) business acquired from Compuware Corporation (“Compuware”) on 1 June 2009, gives Micro Focus a leading market position in the highly complementary Application Testing / ASQ market. This market is estimated to be worth c.US$2 billion a year and is logically adjacent to Micro Focus’ core application management and modernization business. Both acquisitions meet Micro Focus’ strict financial acquisition criteria. The integration of the Compuware Application Testing / ASQ business is progressing well and it is intended that Borland will also be rapidly integrated into the Group over the coming months.
The move into the Application Testing / ASQ market is consistent with Micro Focus’ stated strategy of extending into logically adjacent market segments in order to expand its addressable market, further develop its customer proposition and create new sources of significant and sustained future organic growth through the extension of its product portfolio.
Micro Focus intends to release its Q1 IMS on Wednesday 12 August and will provide further guidance for the enlarged group at such time.

The readmission of Micro Focus’ Ordinary Shares to the Main Market of the London Stock Exchange and commencement of dealings of its Ordinary Shares under the ticker MCRO.L took place at 08:00 this morning.
Stephen Kelly, CEO of Micro Focus said:
“Completing the acquisition of Borland gives Micro Focus significant incremental scale in the growing Application Testing / ASQ market. The Borland and Compuware businesses are highly complementary, both to each other and to the Micro Focus Application Management and Modernization business. We are making good progress with the integration of the Compuware Testing / ASQ business.”
Enquiries:

Micro Focus	Tel: +44 (0)1635 32646
Stephen Kelly, Chief Executive Officer
Nick Bray, Chief Financial Officer
Tim Brill, Head of Corporate Communications & IR
Financial Dynamics	Tel: +44 (0)20 7831 3113
Charles Palmer /Haya Chelhot/ Nicola Biles
About Micro Focus
Micro Focus, a member of the FTSE 250, provides innovative software that allows companies to dramatically improve the business value of their enterprise applications. Micro Focus Enterprise Application Modernization and Management software enables customers’ business applications to respond rapidly to market changes and embrace modern architectures with reduced cost and risk. For additional information please visit www.microfocus.com
This information is provided by RNS
The company news service from the London Stock Exchange
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